Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

Solowin Holdings, Ltd.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares, par value $0.0001per share	(1)	Other	7,500,000	$3.14	$23,550,000.00	0.0001381	$3,252.26

Total Offering Amounts:							$23,550,000.00		3,252.26
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$3,252.26

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), SOLOWIN HOLDINGS (the “Registrant”) is also registering an indeterminate number of additional class A ordinary shares, nominal value $0.0001per share, of the Registrant (“Class A Ordinary Shares”) that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

Represents 7,500,000 Class A Ordinary Shares registered for resale by the Selling Shareholders.

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price is calculated as the product of 7,500,000 Class A Ordinary Shares and $3.14, which is the average of the high and low trading prices of the Class A Ordinary Shares on Nasdaq Capital Market, as of October 10, 2025.